                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b),(c),
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                              (AMENDMENT NO. 3)(1)



                                  Cygnus, Inc.
                                ----------------
                                (NAME OF ISSUER)

                                  Common Stock
                         ------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                    232560102
                                 --------------
                                 (CUSIP NUMBER)

                                 March 24, 2004
             -------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[ ]  Rule 13d-1(d)



----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities and Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP NO.  232560102
--------------------------------------------------------------------------------
1.   Names of Reporting Persons. HALIFAX FUND, L.P.
     I.R.S. Identification Nos. of above persons (entities only).


--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)                                X
--------------------------------------------------------------------------------
     (b)
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Cayman Islands
--------------------------------------------------------------------------------
     Number of                  5.   Sole Voting Power             -0-
     Shares                   --------------------------------------------------
     Beneficially               6.   Shared Voting Power           1,741,197
     Owned by                 --------------------------------------------------
     Each                       7.   Sole Dispositive Power        -0-
     Reporting                --------------------------------------------------
     Person With                8.   Shared Dispositive Power      1,741,197
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     1,741,197
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares


--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     4.33%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)

     PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP NO.  232560102
--------------------------------------------------------------------------------
1.   Names of Reporting Persons. THE PALLADIN GROUP, L.P.
     I.R.S. Identification Nos. of above persons (entities only).


--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)                                X
--------------------------------------------------------------------------------
     (b)
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Texas
--------------------------------------------------------------------------------
     Number of                  5.   Sole Voting Power             -0-
     Shares                   --------------------------------------------------
     Beneficially               6.   Shared Voting Power           2,276,408
     Owned by                 --------------------------------------------------
     Each                       7.   Sole Dispositive Power        -0-
     Reporting                --------------------------------------------------
     Person With                8.   Shared Dispositive Power      2,276, 408
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     2,276, 408
--------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares


--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     5.58%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)

     PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP NO.  232560102
--------------------------------------------------------------------------------
1.   Names of Reporting Persons. DEAM CONVERTIBLE ARBITRAGE FUND, LTD.
     I.R.S. Identification Nos. of above persons (entities only).

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)                                X
--------------------------------------------------------------------------------
         (b)
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Cayman Islands
--------------------------------------------------------------------------------
     Number of                  5.   Sole Voting Power           -0-
     Shares                   --------------------------------------------------
     Beneficially               6.   Shared Voting Power         223,592
     Owned by                 --------------------------------------------------
     Each                       7.   Sole Dispositive Power      -0-
     Reporting                --------------------------------------------------
     Person With                8.   Shared Dispositive Power    223,592
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     223,592
--------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares


--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     0.58%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)

     CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP NO.  232560102
--------------------------------------------------------------------------------
1.   Names of Reporting Persons. PALLADIN PARTNERS I, L.P.
     I.R.S. Identification Nos. of above persons (entities only).


--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)                                X
--------------------------------------------------------------------------------
         (b)
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
--------------------------------------------------------------------------------
         Number of                  5.   Sole Voting Power             -0-
         Shares                   ----------------------------------------------
         Beneficially               6.   Shared Voting Power           117,816
         Owned by                 ----------------------------------------------
         Each                       7.   Sole Dispositive Power        -0-
         Reporting                ----------------------------------------------
         Person With                8.   Shared Dispositive Power      117,816
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     117,816
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares


--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     0.46%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)

     PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP NO.  232560102
--------------------------------------------------------------------------------
1.   Names of Reporting Persons. PALLADIN OVERSEAS FUND, LTD.
     I.R.S. Identification Nos. of above persons (entities only).

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)                                X
--------------------------------------------------------------------------------
     (b)
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Cayman Islands
--------------------------------------------------------------------------------
     Number of                  5.   Sole Voting Power             -0-
     Shares                   --------------------------------------------------
     Beneficially               6.   Shared Voting Power           133,803
     Owned by                 --------------------------------------------------
     Each                       7.   Sole Dispositive Power        -0-
     Reporting                --------------------------------------------------
     Person With                8.   Shared Dispositive Power      133,803
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     133,803
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares


--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     0.35%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)

     CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP NO.  232560102
--------------------------------------------------------------------------------
1.   Names of Reporting Persons. LANCER SECURITIES (CAYMAN) LTD.
     I.R.S. Identification Nos. of above persons (entities only).


--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)                                X
--------------------------------------------------------------------------------
     (b)
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Cayman Islands
--------------------------------------------------------------------------------
     Number of                  5.   Sole Voting Power             -0-
     Shares                   --------------------------------------------------
     Beneficially               6.   Shared Voting Power           -0-
     Owned by                 --------------------------------------------------
     Each                       7.   Sole Dispositive Power        -0-
     Reporting                --------------------------------------------------
     Person With                8.   Shared Dispositive Power      -0-
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     -0-
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares


--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     0.00%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)

     CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP NO.  232560102
--------------------------------------------------------------------------------
1.   Names of Reporting Persons. CRIPPLE CREEK SECURITIES, LLC
     I.R.S. Identification Nos. of above persons (entities only).


--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)                                X
--------------------------------------------------------------------------------
     (b)
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
--------------------------------------------------------------------------------
     Number of                  5.   Sole Voting Power             -0-
     Shares                   --------------------------------------------------
     Beneficially               6.   Shared Voting Power           -0-
     Owned by                 --------------------------------------------------
     Each                       7.   Sole Dispositive Power        -0-
     Reporting                --------------------------------------------------
     Person With                8.   Shared Dispositive Power      -0-
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     -0-
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     0.00%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)

     OO
--------------------------------------------------------------------------------

ITEM 1.

     (a)  NAME OF ISSUER:

          Cygnus, Inc.

     (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

          Cygnus, Inc.
          400 Penobscot Drive
          Redwood City, California 94063-4719

ITEM 2.

     (a)  NAME OF PERSON FILING:

          The names of the persons filing this statement on Schedule 13G are:
          Halifax Fund, L.P., a Cayman Islands limited partnership ("Halifax"), The Palladin Group, L.P., a Texas limited partnership ("Palladin"), DeAM Convertible Arbitrage Fund, Ltd., a Cayman Islands corporation ("DeAM"), Palladin Partners I, L.P., a Delaware limited partnership ("PPI"), Palladin Overseas Fund, Ltd., a Cayman Islands corporation ("POF"), Lancer Securities (Cayman) Ltd., a Cayman Islands corporation ("Lancer"), and Cripple Creek Securities, LLC, a Delaware limited liability company ("CCS").

          Yarmouth Investments, Ltd., a Cayman Islands corporation ("Yarmouth"), is the general partner of Halifax. Palladin Asset Management, L.L.C., a Delaware limited liability company ("PAM"), is the general partner of PPI and the manager of CCS. Palladin Capital Management, LLC, a Delaware limited liability company ("PCM"), is the sole general partner of Palladin. Palladin is the investment adviser of Halifax, DeAM, PPI, POF, Lancer and CCS. Because its beneficial ownership arises solely from its status as the investment advisor of Halifax, DeAM, PPI, POF, Lancer and CCS, Palladin expressly disclaims equitable ownership of and pecuniary interest in any shares of Common Stock. Yarmouth, PAM, POF and PCM are controlled by Jeffrey Devers.

     (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

          Palladin

          The business address of Palladin is 195 Maplewood Avenue, Maplewood, New Jersey 07040.

          Halifax

          The business address of Halifax is c/o Huntlaw Corporate Services, Ltd., The Huntlaw Building, 75 Fort Street, George Town, Grand Cayman, Cayman Islands.

          DeAM

          The business address of DeAM is c/o Walkers, Walker House, Mary Street, George Town, Grand Cayman, Cayman Islands.

          PPI

          The business address of PPI is 195 Maplewood Avenue, Maplewood, New Jersey 07040.

          POF

          The business address of POF is c/o Huntlaw Corporate Services, Ltd., The Huntlaw Building, 75 Fort Street, George Town, Grand Cayman, Cayman Islands.

          Lancer

          The business address of Lancer is c/o W.S. Walker & Co., Second Floor, Caledonian House, Mary Street, George Town, Grand Cayman, Cayman Islands.

          CCS

          The business address of CCS is 195 Maplewood Avenue, Maplewood, New Jersey 07040.

     (c)  CITIZENSHIP:

          The Palladin Group, L.P. is a Texas limited partnership

          Halifax Fund, L.P. is a Cayman Islands limited partnership

          DeAM Convertible Arbitrage Fund, Ltd. is a Cayman Islands corporation

          Palladin Partners I, L.P. is a Delaware limited partnership

          Palladin Overseas Fund, Ltd. is a Cayman Islands corporation

          Lancer Securities (Cayman) Ltd. is a Cayman Islands corporation

          Cripple Creek Securities, LLC is a Delaware limited liability company

     (d)  TITLE OF CLASS OF SECURITIES:

          Common Stock

     (e)  CUSIP NUMBER:

          232560102

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ] Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [ ] Insurance company as defined in Section 3(a)(19) of the Exchange
              Act.

     (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [ ] An investment adviser in accordance with Rule 13d-1(b)1(ii)(E).

     (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

     (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

     (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act.

     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act.

     (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Halifax and Palladin together beneficially own a total of 1,741,197 shares of Common Stock.

          DeAM and Palladin together beneficially own a total of 223,592 shares of Common Stock.

          PPI and Palladin together beneficially own a total of 177,816 shares of Common Stock.

          POF and Palladin together beneficially own a total of 133,803 shares of Common Stock.

          Lancer and Palladin together beneficially own no shares of Common
          Stock.

          CCS and Palladin together beneficially own no shares of Common Stock.

     (b)  Percent of class:

          The 2,276,408 shares of Common Stock that Palladin may be deemed to beneficially own constitute 5.58% of the total number of shares of Common Stock outstanding.

          The 1,741,197 shares of Common Stock that Halifax beneficially owns constitute 4.33% of the total number of shares of Common Stock outstanding.

          The 223,592 shares of Common Stock that DeAM beneficially owns constitute 0.58% of the total number of shares of Common Stock outstanding.

          The 177,816 shares of Common Stock that PPI beneficially owns constitute 0.46% of the total number of shares of Common Stock outstanding.

          The 133,803 shares of Common Stock that POF beneficially owns constitute 0.35% of the total number of shares of Common Stock outstanding.

          Lancer does not beneficially own any shares of Common Stock.

          CCS does not beneficially own any shares of Common Stock.

     (c)  Number of shares as to which the person has:

          (i)  Sole power to vote or to direct the vote:

               Not applicable

          (ii) Shared power to vote or to direct the vote:

               Halifax and Palladin together have shared power to vote or direct the vote of 1,741,197 shares of Common Stock.

               DeAM and Palladin together have shared power to vote or direct the vote of 223,592 shares of Common Stock.

               PPI and Palladin together have shared power to vote or direct the vote of 177,816 shares of Common Stock.

               POF and Palladin together have shared power to vote or direct the vote of 133,803 shares of Common Stock.

               Lancer and Palladin together have no shared power to vote or direct the vote of any shares of Common Stock.

               CCS and Palladin together have no shared power to vote or direct the vote of any shares of Common Stock.

          (iii) Sole power to dispose or to direct the disposition of:

               Not applicable

          (iv) Shared power to dispose or to direct the disposition of:

               Halifax and Palladin together have shared power to dispose or direct the disposition of 1,741,197 shares of Common Stock.

               DeAM and Palladin together have shared power to dispose or direct the disposition of 223,592 shares of Common Stock.

               PPI and Palladin together have shared power to dispose or direct the disposition of 177,816 shares of Common Stock.

               POF and Palladin together have shared power to dispose or direct the disposition of 133,803 shares of Common Stock.

               Lancer and Palladin together have no shared power to dispose or direct the disposition of any shares of Common Stock.

               CCS and Palladin together have no shared power to dispose or direct the disposition of any shares of Common Stock.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

     Not applicable.

ITEM 10. CERTIFICATION

     By signing below the undersigned each certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete and correct.

         Dated: March 31, 2004

                                      THE PALLADIN GROUP, L.P.

                                      By:   Palladin Capital Management, LLC,
                                                   its General Partner

                                            By:    /s/ Maurice Hryshko
                                                   -----------------------------
                                                   Maurice Hryshko
                                                   Authorized Person


                                      HALIFAX FUND, L.P.

                                      By:   Yarmouth Investments, Ltd.,
                                                   its General Partner

                                            By:    /s/ Maurice Hryshko
                                                   -----------------------------
                                                   Maurice Hryshko
                                                   Authorized Person


                                      DEAM CONVERTIBLE ARBITRAGE FUND LTD.

                                      By:   The Palladin Group, L.P.,
                                                   as Investment Adviser

                                            By:    /s/ Maurice Hryshko
                                                   -----------------------------
                                                   Maurice Hryshko
                                                   Authorized Person


                                      PALLADIN PARTNERS I, L.P.

                                      By:   Palladin Asset Management, LLC,
                                                   as Managing General Partner

                                            By:    /s/ Maurice Hryshko
                                                   -----------------------------
                                                   Maurice Hryshko
                                                   Authorized Person

                                      PALLADIN OVERSEAS FUND LTD.


                                      By:   /s/ Maurice Hryshko
                                            ------------------------------------
                                            Maurice Hryshko
                                            Authorized Person


                                      LANCER SECURITIES (CAYMAN) LIMITED

                                      By:   The Palladin Group, L.P.,
                                                   as Investment Adviser

                                            By:    /s/ Maurice Hryshko
                                                   -----------------------------
                                                   Maurice Hryshko
                                                   Authorized Person


                                      CRIPPLE CREEK SECURITIES, LLC


                                      By:   /s/ Maurice Hryshko
                                            ------------------------------------
                                            Maurice Hryshko
                                            Authorized Person

                                    EXHIBIT A

                             JOINT FILING AGREEMENT


     The undersigned hereby agree that the statement on Schedule 13G with respect to the Common Stock of Cygnus, Inc. dated March 31, 2004 is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.


Dated:  March 31, 2004

                                      THE PALLADIN GROUP, L.P.

                                      By:   Palladin Capital Management, LLC,
                                                   its General Partner

                                            By:    /s/ Maurice Hryshko
                                                   -----------------------------
                                                   Maurice Hryshko
                                                   Authorized Person


                                      HALIFAX FUND, L.P.

                                      By:   Yarmouth Investments, Ltd.,
                                                   its General Partner

                                            By:    /s/ Maurice Hryshko
                                                   -----------------------------
                                                   Maurice Hryshko
                                                   Authorized Person


                                      DEAM CONVERTIBLE ARBITRAGE FUND LTD.

                                      By:   The Palladin Group, L.P.,
                                                   as Investment Adviser

                                            By:    /s/ Maurice Hryshko
                                                   -----------------------------
                                                   Maurice Hryshko
                                                   Authorized Person

                                      PALLADIN PARTNERS I, L.P.

                                      By:   Palladin Asset Management, LLC,
                                                   as Managing General Partner

                                            By:    /s/ Maurice Hryshko
                                                   -----------------------------
                                                   Maurice Hryshko
                                                   Authorized Person

                                      PALLADIN OVERSEAS FUND LTD.


                                      By:   /s/ Maurice Hryshko
                                            ------------------------------------
                                            Maurice Hryshko
                                            Authorized Person


                                      LANCER SECURITIES (CAYMAN) LIMITED

                                      By:   The Palladin Group, L.P.,
                                                   as Investment Adviser

                                            By:    /s/ Maurice Hryshko
                                                   -----------------------------
                                                   Maurice Hryshko
                                                   Authorized Person


                                      CRIPPLE CREEK SECURITIES, LLC


                                      By:   /s/ Maurice Hryshko
                                            ------------------------------------
                                            Maurice Hryshko
                                            Authorized Person